UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under § 240.14a-12

STURM, RUGER & COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

BERETTA HOLDING S.A. MICHAEL CHRISTODOLOU WILLIAM F. DETWILER MARK W. DEYOUNG FREDRICK DISANTO
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Beretta Holding S.A. (“Beretta Holding”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Beretta Holding’s slate of director nominees at the 2026 annual meeting of stockholders (the “Annual Meeting”) of Sturm, Ruger & Company, Inc., a Delaware corporation (the “Company”).

Item 1: On March 10, 2026, Beretta Holding issued the following press release:

Beretta Holding Responds to Ruger’s Blatantly False and Misleading Statements

Did Not Seek “Control” of Ruger; Proposed a Strategic Minority Investment on Market Terms that Would Benefit All Shareholders

Highlights that Ruger’s Recent Board Changes Leave the Longstanding Sphere of Influence Around Board Leadership Largely Intact

Ruger’s Attempts to Suggest Potential Regulatory and National Security Issues Are Transparent Scare Tactics Aimed to Distract from the Board’s Oversight Failures

Disappointed the Board Chose to Egregiously Breach Confidentiality Agreement with Beretta Holding Rather than Continue Private Discussions to Finalize a Strategic Collaboration

Remains Committed to Reaching a Constructive Solution that Would Help Reverse Persistent Underperformance – Underscored by the Company’s Disappointing Full-Year Results

LUXEMBOURG-- Beretta Holding S.A. (“Beretta Holding” or “we”), a family-owned group leading the global premium light firearms, optics and ammunition industry and the largest shareholder of Sturm, Ruger & Company, Inc. (“Ruger” or the “Company”), with 9.95% ownership of the Company’s outstanding common stock, today issued the following clarification to fellow shareholders of Ruger:

1.	From the outset, Beretta Holding’s objective has been collaborative engagement focused on how we can partner with Ruger to improve performance and deliver sustainable long-term value for all shareholders, employees and customers.
•	All discussions with the Ruger Board of Directors (the “Board”) were conducted in confidence with the objective of reaching a negotiated settlement.
•	During our confidential discussions with the Board, Beretta Holding opened a negotiation of potential structures to make a strategic minority investment in Ruger. The intention has always been to make an investment on market terms and in a manner that would benefit all shareholders.
•	Such an investment would allow Ruger to draw on Beretta Holding’s five centuries of operating expertise in the global firearms sector to reverse its downward trajectory. This need for operational improvement is evident in Ruger’s deteriorating financial performance, with operating income declining by nearly $65 million over the last two years, from $52 million in 2023 to an operating loss of $12 million in 2025.
•	Unfortunately, we have continuously been met with opposition from the Company, which has adopted a poison pill in response to our investment, insisted that we immediately enter into unusually restrictive standstill agreements before any meaningful discussions occurred and announced a reactive Board refresh amid active negotiations.
•	In our view, this posture raises questions about the Board’s willingness to engage in good faith and suggests a preference for maintaining the status quo over meaningful shareholder engagement.

2.	Despite appointing three new members to its Board, the longstanding sphere of influence around Board leadership remains largely intact, leaving the overall balance of the Board effectively the same.
•	The reality is that certain long-tenured directors continue to occupy key leadership positions on the Board. These directors, who have a combined 65 years of tenure, are the same individuals who oversaw the Company during a period of significant underperformance. Yet the recent “refresh” seemingly leaves them insulated from accountability while shareholders bear the consequences.
•	The Board has further entrenched these directors through its newly adopted retirement policy, which imposes age and tenure limits only on new directors while explicitly carving out protections for existing leadership. Under this framework, incumbent directors may remain on the Board despite having more than two decades of service.
•	This lack of accountability is particularly concerning given the Board’s compensation and track record. Between 2018 and 2025, these same directors collected more than $5.7 million in aggregate compensation while Ruger’s shares have returned -13.81%, underperforming the Russell 2000 by 71.96%.[1]
•	Even after the upcoming Annual Meeting reduces the Board to nine directors, Ruger will still maintain a larger board than peer Smith & Wesson Brands Inc.’s (“Smith & Wesson”) seven-member board, despite Smith & Wesson delivering stronger financial performance. In our view, Ruger’s unnecessarily large board structure further dilutes accountability.
•	It is therefore ironic that the Board has falsely painted our efforts to increase our ownership and align ourselves with all shareholders as an attempt to take control, when the long-tenured directors have effectively maintained full boardroom control while owning such a de minimis position in the Company despite their decades-long tenure.
3.	Beretta Holding has nominated a minority slate of experienced nominees that are running as independent directors, and at no time did we suggest appointing our CEO to Ruger’s Board. Any implication that Beretta Holding proposed actions that would violate applicable rules or regulations is simply false.
•	As Ruger’s largest shareholder, Beretta Holding discussed the possibility of minority board representation – hardly a disproportionate request. Any suggestion that Beretta Holding sought “control” of Ruger or proposed actions inconsistent with applicable antitrust or regulatory requirements are entirely false.
•	Our primary objective is to restore proper alignment and strengthen oversight so that Ruger can maximize long-term value for shareholders, employees and customers.
•	Our nominees bring deep capital allocation, operating, industry and corporate governance expertise and are prepared to introduce the disciplined oversight and fresh perspectives that we believe are urgently needed to help reverse shareholder value destruction and rebuild investor confidence.
•	There is absolutely no reason our independent, highly qualified nominees could not have been considered as part of Ruger’s board “refresh.”

Beretta Holding is disappointed that Ruger has elected to egregiously violate its contractual obligations under its Confidentiality Agreement with us and share confidential discussions in an underhanded, distorted attempt to discredit Beretta Holding. During these confidential discussions, we consistently sought a constructive and collaborative resolution that would have benefited all shareholders without the need for a costly and distracting contested election. We remain open to a negotiated outcome and believe such a resolution would best serve Ruger and its shareholders.

1 FactSet. Total Shareholder Return from Jan. 2, 2018 to Dec. 31, 2024.

Visit www.ReloadRuger.com to learn more about our campaign and sign up to receive important updates.

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About Beretta Holding S.A.

With roots dating back to 1526, Beretta Holding is a global family-owned industrial group operating through more than 50 subsidiaries and over 20 internationally recognized brands, with a strong manufacturing footprint in Europe and the United States supporting defense, law enforcement, hunting and shooting sports markets.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Beretta Holding S.A. (“Beretta Holding”) intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Beretta Holding’s slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Sturm, Ruger & Company, Inc., a Delaware corporation (the “Company”).

BERETTA HOLDING STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Beretta Holding, William F. Detwiler, Mark DeYoung, Fredrick DiSanto and Michael Christodolou.

As of the date hereof, Beretta Holding directly beneficially owns 1,587,000 shares of common stock, $1 par value per share, of the Company (the “Common Stock”). As of the date hereof, Messrs. Detwiler, DeYoung, DiSanto and Christodolou do not beneficially own any shares of Common Stock. As one of the most experienced operators in the global firearms industry, Beretta Holding’s only other interest in connection with its investment in the Company at the present is to seek to partner with the Company in order to improve performance and deliver sustainable long-term value for all shareholders, employees and customers.

Contacts

For Media:
Longacre Square Partners
beretta@longacresquare.com

For Investors:
Saratoga Proxy Consulting LLC
John Ferguson, 212-257-1311
info@saratogaproxy.com

Item 2: Also on March 10, 2026, Beretta Holding posted the following material to www.ReloadRuger.com:

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Beretta Holding S.A. (“Beretta Holding”) intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Beretta Holding’s slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Sturm, Ruger & Company, Inc., a Delaware corporation (the “Company”).

BERETTA HOLDING STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Beretta Holding, William F. Detwiler, Mark DeYoung, Fredrick DiSanto and Michael Christodolou.

As of the date hereof, Beretta Holding directly beneficially owns 1,587,000 shares of common stock, $1 par value per share, of the Company (the “Common Stock”). As of the date hereof, Messrs. Detwiler, DeYoung, DiSanto and Christodolou do not beneficially own any shares of Common Stock. As one of the most experienced operators in the global firearms industry, Beretta Holding’s only other interest in connection with its investment in the Company at the present is to seek to partner with the Company in order to improve performance and deliver sustainable long-term value for all shareholders, employees and customers.